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                                                                       EXHIBIT 3

                         CERTIFICATE OF CORRECTION OF

          Certificate of Powers, Designations, Preferences and Rights

                                      of

                                 The Series A

                  Participating Convertible Preferred Stock,

                          Par Value, $0.001 Per Share

                                      of

                          United Road Services, Inc.


It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is United Road Services, Inc.

     2. The Certificate of Powers, Designations, Preferences and Rights of the Series A Participating Convertible Preferred Stock, par value $0.001 per share, of the Corporation, which was filed by the Secretary of State of Delaware on July 20, 2000, is hereby corrected.

     3.   The inaccuracy to be corrected in said instrument is as follows:

                    "4.  Liquidation.
                         -----------

                       (a) Liquidation Preference.  Upon any liquidation,
                           ----------------------
          dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), holders of each outstanding
                             -----------------
          share of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of any other capital stock of the Corporation, an amount per share of Series A Preferred Stock in cash equal to the sum of (i) $38.832 per share, adjusted appropriately for stock splits, reverse stock splits, stock dividends, recapitalizations and the like in the same manner as the Conversion Price is adjusted in accordance with Section 5(f) (the "Series A Preferred Base Liquidation Amount"), plus (ii) the amount of
           ------------------------------------------
          any and all unpaid Series A Preferred Cumulative Dividends (together
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          with the Series A Preferred Base Liquidation Amount, the "Series A
                                                                    --------
          Preferred Liquidation Preference Amount"); provided, however, that if,
          ----------------------------------------   --------  -------
          any Liquidation Event, the amounts payable with respect to the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. If and to the extent that the holders of the outstanding shares of Series A Preferred Stock have received all the Series A Preferred Liquidation Preference Amount, the holders of Series A Preferred Stock shall thereafter share ratably with the holders of Common Stock in the value received for the remaining assets and properties of the Corporation, if any, with distributions and payments, as the case may be, to be made to the holders of Series A Preferred Stock as if each share of Series A Preferred Stock had been converted into the number of shares of Common Stock into which each such share of Series A Preferred Stock could be converted pursuant to the provisions of Section 5(a) immediately prior to any such Liquidation Event."

     4.   The portion of the instrument in corrected form is as follows:

                    "4.  Liquidation.
                         -----------

                       (a) Liquidation Preference.  Upon any liquidation,
                           ----------------------
          dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), holders of each outstanding share
                          -----------------
          of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of any other capital stock of the Corporation, an amount per share of Series A Preferred Stock in cash equal to the sum of (i) $40.778 per share, adjusted appropriately for stock splits, reverse stock splits, stock dividends, recapitalizations and the like in the same manner as the Conversion Price is adjusted in accordance with Section 5(f) (the "Series A Preferred Base Liquidation Amount"), plus (ii) the
           ------------------------------------------
          amount of any and all unpaid Series A Preferred Cumulative
          Dividends (together with the Series A Preferred Base Liquidation Amount, the "Series A Preferred Liquidation Preference Amount");
                       ------------------------------------------------
          provided, however, that if, upon any Liquidation Event, the
          --------  -------
          amounts payable with respect to the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. If and to the extent that the holders of the outstanding shares of Series A Preferred Stock have received all the Series A Preferred
          Liquidation Preference Amount, the holders of Series A Preferred
          Stock shall thereafter share ratably with the holders of Common
          Stock in the value received for the remaining assets
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          and properties of the Corporation, if any, with distributions and payments, as the case may be, to be made to the holders of Series A Preferred Stock as if each share of Series A Preferred Stock had been converted into the number of shares of Common Stock into which each such share of Series A Preferred Stock could be converted pursuant to the provisions of Section 5(a) immediately prior to any such Liquidation Event."


Signed on July 21, 2000:


By /s/ Gerald R. Riordan
   --------------------------
  Name: Gerald R. Riordan
  Title: Chief Executive Officer